Exhibit 3

Names and Addresses of the Underwriters

Credit Agricole Securities (USA) Inc.

1301 Avenue of the Americas

New York, New York 10019

United States of America

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

United States of America

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

United States of America

Santander Investment Securities Inc.

45 East 53rd Street

New York, New York 10022

United States of America